Exhibit 10.15
SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 1st day of February, 2002 (the "Effective Date"), by and between Wintegra Ltd. (P.C. No. 51-290107-5), of business address at Taya Center 6, Hamasger St. P.O.B. 3048, 43653 Ra'anana, Israel (“Wintegra”), and Shardan B Management Services Ltd. (in formation) of 13A Shphinoza St. Herzlia 46683, Israel (the “Company”).

WHEREAS, Company has certain experience and expertise in the area of general and/or technological management services; and

WHEREAS,  Wintegra is interested in receiving Services (as defined hereunder) from Company and Company is interested in providing the Services to Wintegra, as set forth in this Agreement;

WHEREAS, the parties have agreed that the Services shall be provided, on behalf of Company, through its employee, Mr. Jacob Ben-Zvi, I.D No. 51713709 (the “Executive”);

NOW THERFORE, in consideration of the mutual promises, covenants and understandings contain herein, the parties agree as follows:

1.	Representations and Warranties

Company represents and warrants to Wintegra that, as of the Effective Date:

1.1.
Company is free to provide Wintegra with the Services through the Executive, upon the terms contained in this Agreement and there are no contracts and/or restrictive covenants preventing full performance of Company’s duties and obligations under this Agreement.

1.2.	Company has the requisite qualifications, knowledge and experience to perform its obligations under this Agreement.

1.3.
Company is entering into an employment agreement with the Executive and there are no contracts or covenants preventing Executive from providing Wintegra with the Services as contemplated by this Agreement and from being appointed as Wintegra’s Chief Executive Officer.

2.	Duties of Company

2.1.
Company shall provide Wintegra with management services (the “Services”) exclusively through the Executive, who has been appointed as Wintegra’s Chief Executive Officer and will continue to serve under such capacity and use such title.

2.2.	Company, undertakes to perform its duties and obligations under this Agreement with the highest degree of professionalism, devotion, honesty and fidelity. .

2.3.	Company, through Executive, shall follow the instructions of Wintegra’s Board of Directors and shall update and consult with Wintegra’s Board of Directors on fundamental business issues.

3.	Services Fee

3.1.
Wintegra shall pay Company, against the Services and the fulfillment of its obligations pursuant to this Agreement, monthly services fees in the aggregate sum of $ 18,180 payable in NIS according to the US dollar rate published by the Bank of Israel on the date of payment (the “Services Fee”).

3.2.	The Services Fee shall be payable by no later than the 9th day of the consecutive calendar month following the calendar month in which the Services to which the payment relates were provided.

3.3.	The Services Fee shall be paid, along with applicable V.A.T., against a lawful tax invoice.

3.4.
Wintegra and Company will take all required measures in order to transfer and assign Executive's insurance managers, Study Fund ("Keren Hishtalmut"), accumulated vacation and any other rights of the Executive under his employment with Wintegra.

3.5.
In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment made to Company, Wintegra shall withhold said tax at the rate set forth in the certification issued by the appropriate taxing authority and provided to Wintegra by Company, or in the absence of such certification, at the rate determined by said law or regulation.

4.	Reimbursement of Expenses.

In connection with the Services, Company shall be entitled, during the Term (as defined below), to reimbursement of the following expenses, as against appropriate receipts and/or other documentation in accordance with Wintegra's policy: (i) internet communication; (ii) telephone and mobile phone; (iii) newspapers; (iv) reasonable business travel expenses as required for the performance of the Services; (v) reasonable out-of-pocket expenses, incurred by the Company in connection with the performance of the Services.

5.	Wintegra Car

5.1.
Wintegra shall provide Company with a Wintegra car, with a value of at least $ [ ] (the “Wintegra Car”) to be placed at the Company’s disposal, for the performance of the Services under this Agreement, for the use of Executive and/or other individuals permitted by Executive (“Permitted Drivers”), provided that the Wintegra’s procedures in respect of said use are followed. Wintegra shall bear all the expenses with respect to the use of the Wintegra Car.

5.2.	Wintegra shall bear all (if any) taxes that may be imposed on it in connection with said Wintegra Car.

5.3.
Company shall return the Wintegra Car (together with its keys and any other equipment supplied and/or installed therein by Wintegra) to Wintegra’s principal office upon termination of this Agreement, unless otherwise was agreed between the parties hereto. Company shall have no rights of lien with respect to the Wintegra Car and/or any of said other equipment.

5.4.	Upon termination of this agreement, Company shall be entitled to buy the Wintegra Car from Wintegra at its fair market price, according to that month’s relevant price-list, published by “Levi Izhak”.

6.	Cellular Phone and Laptop

7.1
Wintegra shall provide the Company with one or more cellular phones (“Cellular Phone”) and a laptop computer (the “Laptop”) to be placed at the Company’s disposal through the Executive, for his use in the course of performing its obligations under this Agreement, provided that the Wintegra’s procedures in respect thereof are followed. Wintegra shall bear all the expenses with respect to the use of the Cellular Phone.

7.2	Wintegra shall bear all (if any) taxes that may be imposed on it in connection with said Cellular Phone and/or Laptop.

7.3
Company shall return the Cellular Phone and Laptop to Wintegra’s principal office upon termination of this Agreement unless otherwise was agreed between the parties hereto. Company shall have no rights of lien with respect to said Cellular Phone and Laptop.

7.4	Upon termination of this agreement, Company shall be entitled to buy the Cellular Phone and Laptop from Wintegra at its fair market price.

7.
Office Facilities. In order to enable Company to perform its duties hereunder, Wintegra will provide Company with an office within the Company, a parking place, lunch coupons and all other facilities reasonably required by the Company.

8.	Status of Parties

8.1.	Immediately upon the commencement of this Agreement, the employment agreement between Executive and Wintegra shall be terminated and Executive shall no longer be an employee of Wintegra.

8.2.	The Executive is an employee of Company and there is and shall be no employee- employer relationship between Wintegra and the Executive and/or any of Company’s employees or anyone on its behalf.

8.3.
Company declares and represents that it makes all compulsory and other payments in connection with the employment of its employees, including Executive. Said payments include, without limitation, income tax, National Insurance, social benefits and related payments.

8.4.
Without derogating from the above, the parties hereby agree, that in the event that Executive and/or any of Company’s employees or anyone on its behalf, shall claim the existence of an employer-employee relationship with Wintegra, or in the event that the relationship between Wintegra and the Executive and/or any of Company’s employees or any one on Company’s behalf shall be regarded or determined by any governmental authority or any of the tax authorities at any time hereafter as an employer-employee relationship, Company shall reimburse and indemnify Wintegra for any expense and/or payment incurred by Wintegra or demanded of Wintegra in consequence of the foregoing, immediately upon Wintegra’s first demand, unless otherwise was mutually agreed between the parties hereto.

9.	Proprietary Information and Confidentiality

9.1.
Company is aware that in the course of the provision of the Services and/or in connection therewith Company, through the Executive, may have access to, and be entrusted with proprietary and financial data and information with respect to the affairs and business of Wintegra, whether documentary, written, oral or computer generated, shall be deemed to be, and referred to as “Proprietary Information”. Proprietary Information shall not include information that (i) was known to Company and/or Executive prior to its association with Wintegra; or (ii) shall have become a part of the public knowledge except as a result of breach of the Agreement by Company; or (iii) reflects general skills and experience gained by Company, through the Executive, during Company’s engagement by Wintegra or prior to such period; or (iv) reflects information and data generally known in the industries or trades in which Wintegra competes.

9.2.
Company agrees and declares that all Proprietary Information and other intellectual property rights in connection therewith, are and shall remain the sole property of Wintegra and its assigns. All business records, papers and documents however documented, kept or made by Company in the course of its engagement and relating to the business and affairs of Wintegra shall be and remain the property of Wintegra.

9.3.
Company undertakes and agrees that, at all times, during the term of this Agreement, Company and Executive shall keep in confidence and trust all Proprietary Information, and any part thereof, and will not use or disclose and/or make available, directly or indirectly, to any third party any Proprietary Information without the prior written consent of Wintegra, except and to the extent as may be necessary in the ordinary course of performing Company’s duties pertaining to Wintegra and except and to the extent as may be required under any applicable law, regulation, judicial decision or determination of any governmental entity.

10.	Non-Solicitation

Company hereby covenants that throughout the Term and thereafter for a period of six (6) months following the effective date of termination of this Agreement howsoever arising, Company and Executive shall not, whether on its own account and/or on behalf of others, endeavor to entice away, or solicit for the purpose of interfering and/or enticing away, from Wintegra, any employee, consultant or contractor of whatsoever nature, with whom Wintegra has contractual relationship, except for all affiliates, employees, consultants or contractors of whatsoever nature which were introduced to Wintegra by the Executive.

11.	Term and Termination

11.1.	This Agreement shall commence as of the Effective Date and shall remain in effect until terminated by either party as provided in Section 10.2 hereunder (the “Term”).

11.2.	Either Wintegra or Company may terminate this Agreement for any reason at any time by giving a 180 days prior written notice (the “Notice Period”) to the other party.

11.3.
During the Notice Period, Company shall be obligated to continue to discharge and perform all of its duties and obligations under this Agreement unless Wintegra has waived any and/or all of Company’s Services under this Agreement during the Notice Period, or any part thereof. In any event, during the Notice Period the Company shall be entitled to all payments and other rights specified under this Agreement.

11.4.
Notwithstanding the provisions of Section 12.2 above to the contrary, Wintegra shall be entitled to give Company notice that this Agreement is terminated effective immediately as a result of the occurrence of any one of the following (“Justifiable Cause”):

11.4.1.	Any material breach by Company of any provisions of sections 8 or 9 of this Agreement;

11.4.2.	Executive has committed a criminal offense involving moral turpitude.

11.4.3.	Company deliberately and willfully causes harm to Wintegra’s business affairs and such damage is not cured within 30 days of a written notice by Wintegra to Company detailing such damage.

12.	General

12.1.	This Agreement shall not be amended, modified or varied by any oral agreement or representation or otherwise than by written instrument executed by both parties.

12.2.
Company shall not assign any of its rights and obligations hereunder without the prior written consent of Wintegra, and any attempt to assign without such consent shall be null and void, unless assigned by the Company to another company in Executive’s control. In this Section 11.2 “control” shall mean (i) title, control, beneficial interest or beneficial ownership in 100% of the issued and outstanding share capital of the company; or (ii) holding of the combined voting power of the outstanding voting securities of the company; or (iii) the ability to appoint all the members of the board of directors of the company.

12.3.
Either party's failure at any time to require strict compliance by the other party of the provisions of this Agreement shall not diminish such party's right thereafter to demand strict compliance therewith or with any other provision. Waiver of any particular default shall not waive any other default.

12.4.	All disputes with respect to this Agreement shall be determined in accordance with the laws of Israel.

12.5.
In the event that any provision of this Agreement shall be deemed unlawful or otherwise unenforceable, such provision shall be severed from this Agreement and all other provisions of the Agreement shall continue in full force and effect.

12.6.
This Agreement, contains and sets forth the entire agreement and understanding between the parties with respect to the subject matter contained herein, and as such supersedes all prior discussions, agreements, representations and understandings in this regard. This Agreement shall not be modified except by an instrument in writing signed by both parties.

12.7.	Each notice and/or demand given by one party pursuant to this Agreement shall be given in writing and shall be sent by registered mail to the other party at the address as follows:

If to Wintegra:	Taya Center 6, Hamasger St. P.O.B. 3048, 43653 Ra'anana , Israel

If to Company:	13A Shphinoza St. Herzlia 46683, Israel

And such notice and/or demand shall be deemed given at the expiration of 7 days from the date mailing by registered mail or immediately if delivered by hand. Such address shall be effective unless notice of a change in address is provided by registered mail to the other party.

12.8.	The captions contained herein are for the convenience of the parties only and shall not affect the construction or interpretation of any provision hereof.

In witness whereof, the parties have executed this Agreement as of the date stated above.

	Wintegra Ltd.		Shardan B. Management Services Ltd. (In Formation)
By:		By:
Title:		Title: